Exhibit 99.1

CyberOptics Reports Fourth Quarter Breakeven Operating Results
Strong Sales Growth and Profitability Forecasted for 2016

Minneapolis, MN—February 24, 2016—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the fourth quarter of 2015 ended December 31.

•	Fourth quarter revenues, which benefited from solid sales of new 3D inspection systems and sensors, totaled $11.4 million, down slightly from $11.7 million in the fourth quarter of 2014.

•	CyberOptics reported breakeven operating results with a net loss of $33,000 for the fourth quarter of 2015, compared to net income of $85,000 posted in the year-earlier quarter.

For full-year 2015, CyberOptics reported a net loss of $2.1 million or $0.31 per share on revenues of $41.1 million. This compares to the net loss of $1.5 million or $0.23 per share on revenues of $46.5 million in 2014.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “We made significant progress in 2015 at implementing CyberOptics’ strategic transition to 3D technology and moving toward our goal of becoming a world-leading 3D sensing company. The demonstrated competitive advantages of our unique 3D MRS technology platform, as evidenced by recent significant orders, makes us optimistic about reporting strong sales growth and profitability in 2016.”

He continued: “Starting in the fourth quarter and continuing thus far in 2016, follow-on orders totaling approximately $4.7 million for our SQ3000 3D MRS-enabled automated optical inspection (AOI) system have been received from a key customer. Our recent success makes us confident that CyberOptics is gaining share in the rapidly growing worldwide 3D AOI market. Moreover, SQ3000 sales are expected to account for an increasing percentage of our total AOI and solder paste inspection sales. We believe these positive trends will continue during 2016.”

Kulkarni added: “Since the start of the fourth quarter, orders totaling approximately $2.5 million have been received for our 3D MRS-enabled sensors from key OEM customers. Sensor sales under our long-term supply agreement with KLA-Tencor are continuing as KLA incorporates these sensors into a growing portion of its back-end semiconductor packaging inspection systems. We also posted solid sales of 3D sensors under a previously reported supply agreement with a new OEM customer. We are pursuing additional OEM customers for our 3D technology in both the SMT and non-SMT markets. These initiatives are at varying stages, including initial product trials. Though promising, these potential OEM supply agreements involve an extended period from product launch to ramped-up production. Our progress with these relationships makes us confident of our strategy to be the leader in high precision 3D sensors.”

Beta testing commenced on the CyberGage360 3D Scanning System earlier in the first quarter of 2016, and initial sales are anticipated later this year. As a general metrology scanning system based upon CyberOptics’ unique 3D MRS technology, no viable competitive product for CyberGage360 appears to exist at this time. The advanced inspection capabilities of this system, along with solid levels of customer interest, make CyberOptics optimistic that CyberGage360 could be a significant contributor to its future growth.

Kulkarni concluded: “We ended 2015 with a $15.0 million backlog and are forecasting strongly improved sales and profitable operations for the first quarter of 2016 ending March 31, reflecting growing demand and shipment schedules for SQ3000 systems and 3D MRS-enabled sensors. We also are very optimistic about our full-year 2016 prospects. Our year-ending backlog included $3.4 million for MX600 memory module inspection systems, which are expected to receive customer acceptance in the first half of 2016. Moreover, the sizeable orders for our 3D products clearly demonstrate they are gaining traction in the marketplace, and we believe this sales momentum should continue during 2016. In addition to the positive outlook for the CyberGage 360, we also expect to benefit from the future growth of our WaferSense/ ReticleSense product lines in the semiconductor arena.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in general purpose metrology and 3D scanning, surface mount technology (SMT) and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical segments. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; expectations regarding our 2014 acquisition of Laser Design, Inc. (LDI) and its impact on our operations; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll-free at 888-417-8465 prior to the start of the call by providing the conference ID: 223714. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the fourth quarter conference call will be available one hour after the call toll free at 888-203-1112 with the 223714 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
	2015	2014	2015	2014
Revenue	$11,394	$11,728	$41,130	$46,483
Cost of revenue	6,622	6,274	22,989	25,298
Gross margin	4,772	5,454	18,141	21,185
Research and development expenses	1,744	2,120	7,602	8,789
Selling, general and administrative expenses	2,972	3,284	12,635	13,820
Amortization of intangibles	17	16	67	53
Income (loss) from operations	39	34	(2,163)	(1,477)
Interest income and other	(105)	121	102	123
Income (loss) before income taxes	(66)	155	(2,061)	(1,354)
Provision (benefit) for income taxes	(33)	70	28	133
Net income (loss)	$(33)	$85	$(2,089)	$(1,487)
Net income (loss) per share - Basic	$(0.00)	$0.01	$(0.31)	$(0.23)
Net income (loss) per share - Diluted	$(0.00)	$0.01	$(0.31)	$(0.23)
Weighted average shares outstanding - Basic	6,743	6,637	6,706	6,576
Weighted average shares outstanding - Diluted	6,743	6,709	6,706	6,576

Condensed Consolidated Balance Sheets

	Dec. 31, 2015	Dec. 31, 2014
	(Unaudited)
Assets
Cash and cash equivalents	$4,274	$5,171
Marketable securities	5,249	5,285
Accounts receivable, net	8,150	7,945
Inventories	13,265	11,657
Other current assets	1,190	1,202
Deferred tax assets	—	82
Total current assets	32,128	31,342

Marketable securities	8,084	9,889
Intangible and other assets, net	1,915	2,008
Fixed assets, net	2,368	2,918
Other assets	186	188
Deferred tax assets	58	67
Total assets	$44,739	$46,412

Liabilities and Stockholders’ Equity
Accounts payable	$5,778	$4,713
Accrued expenses	2,440	3,602
Total current liabilities	8,218	8,315

Other liabilities	463	659
Total liabilities	8,681	8,974

Total stockholders’ equity	36,058	37,438
Total liabilities and stockholders’ equity	$44,739	$46,412